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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Purchase of Technicolor II Distribution Facility and Shelby 4 Distribution Facility

        In our Form 8-K that we filed on February 4, 2005, with regard to the acquisition of the Technicolor II distribution facility ("Technicolor II"), we indicated that we would file financial statements relating to this acquisition by an amendment to the Form 8-K within 75 days of the date of acquisition. This acquisition took place pursuant to the purchase agreement, dated December 23, 2004 (the "Agreement"), with Pannatoni Development Company LLC, relating to the contemplated acquisition of seven bulk distribution and warehouse facilities comprising approximately 3.6 million square feet located in Memphis, Tennessee (our entry into this agreement is described in more detail in the Form 8-K we filed on December 29, 2004).

        Pursuant to the Agreement, on February 15, 2005, we acquired a fee interest in an additional distribution facility ("Shelby 4") comprising 60,000 square feet located in Memphis, Tennessee. The total estimated cost of Shelby 4 was approximately $2.1 million (which includes an acquisition fee of $20,800 that is payable to Dividend Capital Advisors LLC, our advisor), which was paid from net proceeds from our public offering.

        Shelby 4 was acquired from the following unaffiliated third parties: Mitchell Investments, LLC, Van Valkenburgh-Shelby 4, LLC, and Panattoni-Shelby 4, LLC. The purchase price was determined through negotiations between the sellers and our advisor. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
February 23, 2005	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2.01 Completion of Acquisition or Disposition of Assets
SIGNATURES